Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Reports Second Quarter 2019 Results, Declares Dividend

ATLANTA - August 1, 2019 - CatchMark Timber Trust, Inc. (NYSE: CTT) today reported solid quarter-over-quarter and year-over-year increases in total revenues spurred by higher-than-market-average pricing for timber sales from its prime timberlands, asset management fees from the Triple T joint venture and increased timberland sales. In addition, delivered wood sales and fiber supply agreements continued to generate steady revenue despite lower timber sales volumes due to wet weather conditions and mill outages which had been anticipated in the company’s 2019 harvest plan.
CatchMark also declared a quarterly cash dividend of $0.135 per share for its common stockholders of record on August 30, 2019, payable on September 13, 2019.
Results Overview
Second quarter 2019 CatchMark operating results included:

•	Increased revenues by 9% to $28.7 million, compared to $26.2 million in second quarter 2018, primarily a result of Triple T joint venture asset management fees and higher timberland sales.

•	Incurred a net loss of $30.6 million on a GAAP basis, compared to $1.5 million in the second quarter 2018, primarily due to a $28.6 million allocated loss from Triple T.

•	Increased Adjusted EBITDA by 8% to $15.1 million, compared to $14.0 million in the second quarter 2018.

•
Generated gross timber sales revenue of $16.3 million, compared to $17.7 million in second quarter 2018, an 8% decrease resulting primarily from a 12% reduction in timber sales volumes, which was mitigated by a 4% increase in average per-ton gross timber sales revenue due to realizing higher timber pricing.

•	Sold approximately 4,000 acres of timberlands for $8.2 million, compared to 3,100 acres for $6.8 million during second quarter 2018.

•	Completed a $5.5 million timberland disposition to recycle capital, which paid down $5.3 million in debt after quarter end.

•	Earned $2.8 million in asset management fees, primarily from Triple T.

•	Paid a dividend of $0.135 per share to stockholders on June 14, 2019.

Exhibit 99.1

Timberland Quality, Mill Market Strength Buoy Pricing
Jerry Barag, CatchMark’s Chief Executive Officer, said: “The continued strength of the select mill markets in which we operate enabled us to manage through the seasonality of mill outages and wet weather to keep us on track to meet our full-year harvest volume target of 2.2 million to 2.4 million tons. Our prime timberlands continue to generate a significant pricing premium over TimberMart-South averages and we continue to register gains in our pricing compared to prior periods-3% higher for sawtimber and 2% higher for pulpwood this quarter over the same quarter last year, and 4% higher for sawtimber and 3% higher for pulpwood for the six months year over year. We also continue to benefit from our supply agreements with blue-chip, creditworthy customers as well as from our delivered sales model, providing stable revenue streams. Last year’s Pacific Northwest Bandon acquisition also delivered $1.2 million in timber sales revenues from stepped up operations during the quarter.”
Barag added: “Our investment management business continues to produce an important additional source of revenue. Triple T was the primary contributor in delivering $2.8 million in asset management fees during the quarter and the Dawsonville Bluffs Joint Venture has been an overwhelming success, producing a return at the top end of our guidance and generating an exceptional investment multiple of 1.35 to date. In accordance with our strategic management plan, we have completed the sale of substantially all of Dawsonville’s remaining 4,400 acres of timberland assets for $8.7 million, a transaction that will be reflected in third quarter results. Closed on July 15, 2019, the disposition provided CatchMark with $4.4 million of cash distributions, a portion of which is an incentive-based management promote in recognition of the joint venture exceeding investment hurdles.”
Barag said: “The positive results we continue to deliver, including the pricing premiums we have been able to attain, are based on a consistent strategic focus, which provides us a strong foundation for future growth. The three pillars of the strategy continue to be-disciplined acquisitions of the highest quality timberlands which will produce durable revenue growth; locations in high-demand mill markets which provide reliable outlets for available merchantable inventory at favorable pricing; and superior management which seeks to maximize cash flow throughout the business cycle.”
Capital Position
Under its ongoing capital recycling program, CatchMark completed the disposition of 3,600 acres of wholly-owned Georgia timberlands in late June, realizing $5.5 million in proceeds, which were used in early July to pay down existing debt on the company’s multi-draw term facility. Last month, the company also executed a $19.9 million sale of 10,800 wholly-owned acres in Georgia and Alabama and used the proceeds to repay $14.8 million of its outstanding debt balance on the multi-draw term facility with the remaining net proceeds expected to be used to fund general corporate purposes, including share repurchases. These transactions,

Exhibit 99.1

which will be fully reflected in third quarter results, pare portfolio holdings that are below current underwriting criteria while capturing attractive pricing.
After the debt repayments since June 30, 2019, $185.0 million was available under CatchMark's credit facilities for acquisitions, working capital and share repurchases. CatchMark maintained an appropriate debt mix of 76% fixed to 24% floating rate and the pricing of its low-cost debt remains highly favorable.
CatchMark President and Chief Financial Officer Brian Davis said: “Our capital recycling program spearheaded by selective larger land sales sets the stage for expeditiously returning to more normalized debt levels and provides additional capital for acquisitions of prime timberlands as well as potentially entering into new joint ventures. We remain committed to sound capital allocation, as demonstrated by our fully-covered dividend, capital expenditures funded from operating cashflows, long-dated debt maturities, low floating-rate debt exposure, very attractive low cost of debt, and opportunistic share repurchases.”
Share Repurchases
Under CatchMark's $30 million share repurchase program, the company repurchased 135,410 shares of its common stock for approximately $1.4 million in open market transactions during the second quarter of 2019. As of June 30, 2019, CatchMark may repurchase up to an additional $16.3 million under the program.
Results for Three Months Ended June 30, 2019
CatchMark’s revenues for the three months ended June 30, 2019 were $28.7 million, $2.4 million higher than the three months ended June 30, 2018 primarily as a result of a $2.8 million increase in asset management fees mostly earned from the Triple T joint venture and a $1.4 million increase in timberland sales revenue, offset by a $1.5 million decrease in timber sales revenue. Gross timber sales revenue decreased by 8% primarily due to a 14% decrease in U.S. South harvest volumes offset by increases in U.S. South net timber sales price of 3% for sawtimber and 2% for pulpwood and harvests from the Bandon property in the Pacific Northwest. Bandon, which was acquired in August 2018, generated timber sales revenue of $1.2 million.

	Three Months Ended June 30, 2018	Changes attributable to:		Three Months Ended June 30, 2019
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$9,540	$250	$(1,551)	$8,239
Sawtimber (2)	8,205	206	(377)	8,034
	$17,745	$456	$(1,928)	$16,273

(1)	Timber sales are presented on a gross basis. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Exhibit 99.1

Net loss increased to $30.6 million for the three months ended June 30, 2019 from $1.5 million for the three months ended June 30, 2018 primarily due to a $28.6 million loss allocated from the Triple T joint venture.
Results for the Six Months Ended June 30, 2019
Revenues for the six months ended June 30, 2019 were $51.2 million, $0.9 million higher than revenues for the six months ended June 30, 2018, primarily as a result of a $5.6 million increase in asset management fees mostly earned from the Triple T joint venture, offset by a $3.6 million decrease in timber sales and a $0.8 million decrease in timberland sales revenue from selling fewer acres. Gross timber sales revenue decreased by 10% due to a 14% decrease in harvest volume mitigated by a 4% increase in blended per-ton gross timber sales revenue. The Bandon Property in the Pacific Northwest generated timber sales revenue of $1.7 million.

	Six Months Ended June 30, 2018	Changes attributable to:		Six Months Ended June 30, 2019
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$19,204	$591	$(2,823)	$16,972
Sawtimber (2)	17,194	450	(1,792)	15,852
	$36,398	$1,041	$(4,615)	$32,824

(1)	Timber sales are presented on a gross basis. Gross timber sales revenue from delivered sales includes logging and hauling costs that customers pay for deliveries.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume changes.

Net loss increased to $61.0 million for the six months ended June 30, 2019 from $4.9 million for the six months ended June 30, 2018 primarily due to the $56.1 million loss allocated from the Triple T joint venture.

Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income (loss) from unconsolidated joint ventures based on hypothetical-liquidation-at-book-value (HLBV) and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. HLBV accounting is a method of determining an investor's equity in earnings of an unconsolidated joint venture based on a hypothetical

Exhibit 99.1

liquidation of the underlying joint venture at book value as of the reporting date. The HLBV method is commonly applied to equity investments in real estate, where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors' understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. We also provide the sources of our Adjusted EBITDA, including Harvest EBITDA, Real Estate EBITDA, Investment Management EBITDA and Non-Allocated/Corporate EBITDA, and a reconciliation of those financial measures to the most directly comparable GAAP measures, because we believe they further enhance investors' understanding. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses; and

•
Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which the HLBV method of accounting is used to determine equity in earnings.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.
For the three months ended June 30, 2019, Adjusted EBITDA was $15.1 million, a $1.1 million increase from the three months ended June 30, 2018, primarily due to a $2.8 million increase in asset management fees and a $1.4 million increase in net timberland sales, offset by a $1.4 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture, a $0.7 million decrease in net timber sales, a $0.3 million

Exhibit 99.1

decrease in other revenue, a $0.3 million increase in general and administrative expenses and a $0.3 million increase in forest management and other operating expenses.
For the six months ended June 30, 2019, Adjusted EBITDA was $25.2 million, a $3.7 million decrease from the six months ended June 30, 2018, primarily due to a $5.9 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture, a $1.5 million decrease in net timber sales, a $0.6 million decrease in net timberland sales, a $0.4 million decrease in other revenue, a $0.7 million increase in general and administrative expenses and a $0.2 million increase in forest management expenses, offset by a $5.6 million increase in asset management fee revenue.
Our reconciliation of net loss to Adjusted EBITDA for the three months and six months ended June 30, 2019 and 2018 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net loss	$(30,565)	$(1,505)	$(60,960)	$(4,890)
Add:
Depletion	6,030	6,598	11,298	13,660
Basis of timberland sold, lease terminations and other (1)	6,668	4,932	8,475	7,788
Amortization (2)	229	314	687	2,039
Depletion, amortization, basis of timberland, mitigation credits sold included in loss from unconsolidated joint venture (3)	—	590	395	3,846
HLBV loss from unconsolidated joint venture (4)	28,600	—	56,088	—
Stock-based compensation expense	490	796	1,149	1,561
Interest expense (2)	4,395	2,290	8,767	4,871
Gain from large dispositions (5)	(764)	—	(764)	—
Other (6)	4	—	114	35
Adjusted EBITDA	$15,087	$14,015	$25,249	$28,910

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs joint venture.

(4)	Reflects HLBV (income) losses from the Triple T joint venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date.

(5)
Large dispositions are sales of large blocks of timberland properties in one or several transactions with the objective to generate proceeds to fund capital allocation priorities. Large dispositions are typically larger transactions in acreage and gross sales price than recurring HBU sales and are not part of core operations, are infrequent in nature and would cause material variances in comparative results if not reported separately. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land’s timber production value.

(6)
Includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

The company will host a conference call and live webcast at 10 a.m. ET on Friday, August 2, 2019 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access

Exhibit 99.1

to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of June 30, 2019

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report include that we remain on track to meet our harvest volume targets for 2019, that our consistent strategic focus provides a sound foundation for future growth; that our disciplined acquisitions of the highest quality timberlands will produce durable revenue growth; that our locations in high-demand mill markets will provide reliable outlets for available merchantable inventory at favorable pricing; that our superior management seeks to maximize cash flow throughout the business cycle and that our capital recycling transactions have set the stage for returning to more normalized debt levels, focusing on acquisitions of prime timberlands, and potentially entering into new joint ventures. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to,  (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able sell large dispositions of timberland in capital recycling transactions at prices that are attractive to us or at all; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not

Exhibit 99.1

be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; (xii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xiii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
###
Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794            (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Timber sales	$16,273	$17,745	$32,824	$36,398
Timberland sales	8,224	6,834	10,314	11,086
Asset management fees	2,841	25	5,683	61
Other revenues	1,322	1,645	2,412	2,808
	28,660	26,249	51,233	50,353

Contract logging and hauling costs	7,153	7,959	14,509	16,541
Depletion	6,030	6,598	11,298	13,660
Cost of timberland sales	6,921	5,233	8,481	8,380
Forestry management expenses	1,592	1,422	3,326	3,252
General and administrative expenses	3,203	3,173	6,566	6,118
Land rent expense	133	176	275	337
Other operating expenses	1,629	1,445	3,273	2,841
	26,661	26,006	47,728	51,129

Other income (expense):
Interest income	32	96	62	160
Interest expense	(4,709)	(2,553)	(9,331)	(6,804)
Gain on large dispositions	764	—	764
	(3,913)	(2,457)	(8,505)	(6,644)

Loss before unconsolidated joint ventures	(1,914)	(2,214)	(5,000)	(7,420)
Income (loss) from unconsolidated joint ventures:
Triple T	(28,600)	—	(56,088)	—
Dawsonville Bluffs	(51)	709	128	2,530
	(28,651)	709	(55,960)	2,530

Net loss	$(30,565)	$(1,505)	$(60,960)	$(4,890)

Weighted-average shares outstanding - basic and diluted	49,076	49,104	49,069	46,755

Net loss per-share - basic and diluted	$(0.62)	$(0.03)	$(1.24)	$(0.10)

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) June 30, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$10,817	$5,614
Accounts receivable	6,491	7,355
Prepaid expenses and other assets	4,831	7,369
Operating lease right-of-use asset, less accumulated amortization of $139 as of June 30, 2019	3,261	—
Deferred financing costs	288	327
Timber assets:
Timber and timberlands, net	665,616	687,851
Intangible lease assets, less accumulated amortization of $947 and $945 as of June 30, 2019 and December 31, 2018, respectively	10	12
Investment in unconsolidated joint ventures	39,309	96,244
Total assets	$730,623	$804,772

Liabilities:
Accounts payable and accrued expenses	$4,992	$4,936
Operating lease liability	3,361	—
Other liabilities	14,646	5,940
Notes payable and lines of credit, net of deferred financing costs	472,631	472,240
Total liabilities	495,630	483,116

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 48,965 and 49,127 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	490	492
Additional paid-in capital	728,792	730,416
Accumulated deficit and distributions	(483,376)	(409,260)
Accumulated other comprehensive (loss) income	(10,913)	8
Total stockholders’ equity	234,993	321,656
Total liabilities and stockholders’ equity	$730,623	$804,772

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net loss	$(30,565)	$(1,505)	$(60,960)	$(4,890)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,030	6,598	11,298	13,660
Basis of timberland sold, lease terminations and other	6,668	4,932	8,475	7,788
Stock-based compensation expense	490	796	1,149	1,561
Noncash interest expense	314	262	564	1,933
Other amortization	(85)	52	123	106
Loss (income) from unconsolidated joint ventures	28,651	(709)	55,960	(2,530)
Operating distributions from unconsolidated joint ventures	(51)	1,480	128	3,668
Gain on large dispositions	(764)	—	(764)	—
Changes in assets and liabilities:
Accounts receivable	(1,328)	(918)	35	412
Prepaid expenses and other assets	128	(3,529)	641	(3,453)
Accounts payable and accrued expenses	1,200	(888)	91	396
Other liabilities	1,270	2,805	465	1,672
Net cash provided by operating activities	11,958	9,376	17,205	20,323

Cash Flows from Investing Activities:
Timberland acquisitions and earnest money paid	—	(31,278)	—	(33,597)
Capital expenditures (excluding timberland acquisitions)	(938)	(572)	(2,197)	(2,117)
Distributions from unconsolidated joint ventures	51	3,562	847	3,562
Net proceeds from large dispositions	5,311	—	5,311	—
Net cash provided by (used in) investing activities	4,424	(28,288)	3,961	(32,152)

Cash Flows from Financing Activities:
Repayments of note payable	—	—	—	(69,000)
Proceeds from note payable	—	30,000	—	30,000
Financing costs paid	(2)	(8)	(33)	(103)
Issuance of common stock	—	—	—	72,450
Other offering costs paid	—	(100)	—	(3,590)
Dividends paid to common stockholders	(6,578)	(6,597)	(13,156)	(12,412)
Repurchases of common shares under the share repurchase	(1,405)	—	(2,409)	—
Repurchase of common shares for minimum tax withholdings	—	(374)	(365)	(1,225)
Net cash provided by (used in) financing activities	(7,985)	22,921	(15,963)	16,120
Net change in cash and cash equivalents	8,397	4,009	5,203	4,291
Cash and cash equivalents, beginning of period	2,420	8,087	5,614	7,805
Cash and cash equivalents, end of period	$10,817	$12,096	$10,817	$12,096

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2019			2018
	Q1	Q2	YTD	Q1	Q2	YTD
Timber Sales Volume ('000 tons) (1)
Pulpwood	294	303	597	354	342	696
Sawtimber (2)	188	177	365	221	219	440
Total	482	480	962	575	561	1,136

Harvest Mix (1)
Pulpwood	61%	63%	62%	62%	61%	61%
Sawtimber (2)	39%	37%	38%	38%	39%	39%

Delivered % as of total volume (1)	79%	74%	77%	83%	80%	82%
Stumpage % as of total volume (1)	21%	26%	23%	17%	20%	18%

Net Timber Sales Price ($ per ton) (1)
Pulpwood	$15	$14	$14	$14	$13	$14
Sawtimber (2)	$24	$24	$24	$23	$24	$23

Timberland Sales
Gross Sales ('000)	$2,090	$8,224	$10,314	$4,252	$6,834	$11,086
Acres Sold	900	4,000	4,900	2,200	3,100	5,300
% of fee acres	0.2%	0.9%	1.1%	0.5%	0.7%	1.1%
Price per acre	$2,236	$2,072	$2,103	$1,955	$2,199	$2,099

Large Dispositions
Gross Sales ('000)	$—	$5,475	$5,475	$—	$—	$—
Acres Sold	—	3,600	3,600	—	—	—
Price per acre	$—	$1,500	$1,500	$—	$—	$—

Period-end acres ('000)
Fee	432	424	424	477	474	474
Lease	27	26	26	31	30	30
Wholly-Owned Total	459	450	450	508	504	504
Joint Venture Interest (3)	1,100	1,100	1,100	6	6	6
Total	1,559	1,550	1,550	514	510	510

(1)     Excludes approximately 4,800 tons and 14,500 tons harvested in the first quarter and second quarter of 2019, respectively, from the Bandon Property in the Pacific Northwest. The Bandon Property was acquired at the end of August 2018. Total volume harvested from the Bandon Property for the six months ended June 30, 2019 accounted for less than 2% of our total harvest volume.
(2)     Includes chip-n-saw and sawtimber.
(3)     Represents properties owned Triple T Joint Venture in which CatchMark owns a 21.6% equity interest; and Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest. CatchMark serves as the manager for both of these joint ventures.

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
ADJUSTED EBITDA BY SOURCE (UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Timber sales	$16,273	$17,745	$32,824	$36,398
Other revenue	1,322	1,645	2,412	2,808
(-) Contract logging and hauling costs	(7,153)	(7,959)	(14,509)	(16,541)
(-) Forestry management expenses	(1,592)	(1,422)	(3,326)	(3,252)
(-) Land rent expense	(133)	(176)	(275)	(337)
(-) Other operating expenses	(1,629)	(1,445)	(3,273)	(2,841)
(+) Stock-based compensation	27	38	115	287
(+/-) Other	170	138	577	182
Harvest EBITDA	7,285	8,564	14,545	16,704

Timberland sales	8,224	6,834	10,314	11,086
(-) Cost of timberland sales	(6,921)	(5,233)	(8,481)	(8,380)
(+) Basis of timberland sold	6,525	4,834	7,952	7,690
Real estate EBITDA	7,828	6,435	9,785	10,396

Asset management fees	2,841	25	5,683	61
Unconsolidated Dawsonville Bluffs joint venture EBITDA	(51)	1,299	522	6,376
Investment management EBITDA	2,790	1,324	6,205	6,437

Total operating EBITDA	17,903	16,323	30,535	33,537

(-) General and administrative expenses	(3,203)	(3,173)	(6,566)	(6,118)
(+) Stock-based compensation	463	758	1,034	1,274
(+) Interest income	32	96	62	160
(+/-) Other	(108)	11	184	57
Non-allocated/corporate EBITDA	(2,816)	(2,308)	(5,286)	(4,627)

Adjusted EBITDA	$15,087	$14,015	$25,249	$28,910